Robert A. Forrester
Attorney at Law
1215 Executive Drive West, Suite 102
Richardson, Texas 75081

(972) 437-9898
(972) 480-8406 Fax
raforrester@sbcglobal.net.net

October 8, 2008

Combined Opinion and Consent
Vufusion, Inc.
2709 Carrington Court,
Richardson, TX 7508233480

RE:                 Vufusion, Inc.

Gentlemen:

You have requested my opinion, as counsel for Vufusion, Inc., a Texas corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 1,050,000 shares of the Company’s common stock being registered by selling shareholders and 5,000,000 shares of the Company’s common stock being sold by the Company.

I have examined such records and documents and made such examinations of laws as I have deemed relevant in connection with this opinion. It is my opinion that the 1,050,000 shares of common stock to be offered pursuant to the Registration Statement and sold by the selling shareholders have been duly authorized, legally issued, and are fully paid and non-assessable. It is my opinion that the 5,000,000 shares of common stock to be offered pursuant to the Registration Statement and sold by the Company have been duly authorized, legally issued, and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Registration Statement. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Robert A. Forrester

Robert A. Forrester